Exhibit 3.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LIMELIGHT NETWORKS, INC.

Limelight Networks, Inc., a Delaware corporation (the “Corporation”) organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.    The Board of Directors of the Corporation duly adopted resolutions declaring advisable the amendments to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) set forth in paragraphs 3 and 4 of this Certificate of Amendment (the “Certificate of Amendment”).

2.    The amendments to the Certificate of Incorporation set forth in paragraphs 3 and 4 of this Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

3.    Preamble A of the Certificate of Incorporation is hereby deleted in its entirety and replaced by the following Preamble A in lieu thereof:

“A. The name of the corporation is Edgio, Inc. The corporation was originally incorporated under the name Limelight Networks, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on August 20th, 2003.”

4.    Article I of the Certificate of Incorporation is hereby deleted in its entirety and replaced by the following Article I in lieu thereof:

“The name of the corporation is Edgio, Inc.”

5.    That under the DGCL no meeting or vote of stockholders shall be required to adopt above amendments that effects only a change in the corporate name of the Corporation.

6.    That all other provisions of the Certificate of Incorporation remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 15th day of June, 2022.

LIMELIGHT NETWORKS, INC.

By:	/s/ Robert A. Lyons
Name:	Robert A. Lyons
Title:	Chief Executive Officer

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